NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 21, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 04, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger bewteen AXS Change Finance ESG ETF, a series of Investment Managers Series Trust II, and Stance Sustainable Beta ETF, a series of EA Series Trust became effective on April 4, 2025. Each share of AXS Change Finance ESG ETF was converted into a number of shares of the Acquiring Fund, equal in aggregate net asset value ("NAV") at the time of the exchange to the aggregate NAV of such shareholder's shares of the Target Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 07, 2025.